EXHIBIT 99.1

TPT Global Tech Announces Partnership with MASL to Live Broadcast Over 150 Professional Indoor Soccer Games in US and Mexico on the VuMe Super App

SAN DIEGO, CA / ACCESSWIRE / March 29, 2024 / TPT Global Tech, Inc. (OTC Pink:TPTW) (www.tptglobaltech.com), a leading innovator in the telecommunications and technology industries, and its subsidiary VuMe LLC is thrilled to unveil a 3-year strategic partnership with the Major Arena Soccer League (MASL) https://www.maslsoccer.com to broadcast their 2024 and 2025 professional indoor soccer seasons through its groundbreaking VuMe Super App. This alliance is set to showcase VuMe by live broadcasting over 150 indoor soccer games from teams including the Baltimore Blast, Harrisburg Heat, Kansas City Comets, Milwaukee Wave, St. Louis Ambush, Utica City FC, Chihuahua Savage, Dallas Sidekickers, Empire Strykers, Texas Outlaws, Monterrey Flash, San Diego Sockers, and Tacoma Stars. Unique to this partnership, VuMe will be the only MASL broadcast platform with the capability to simultaneously broadcast all games Domestically and internationally, leveraging its exceptional global reach and streaming capabilities.

The Major Arena Soccer League (MASL) is a North American professional indoor soccer league that features teams playing coast-to-coast in the United States and Mexico. Fans are drawn to the highly skilled, fast-paced action as well as its high-scoring games. MASL is the highest level of arena soccer in the world. The league draws talent from a global talent pool with players from MLS, LigaMX, and many national professional teams. With a new management team, the MASL has grown in popularity and commercially. Former USMNT, MLS, and MIS stars like the great Pele, Landon Donovan, and Jermaine Jones all played in the league. Currently playing for the Empire Strykers is the former World Cup and Olympic gold medalist, midfielder Marco Jhonfai Fabián de la Mora from Mexico.

MASL Video: https://wdrv.it/e70312a83

This collaboration is not just a win for fans of indoor soccer but also represents a strategic move to enhance shareholder value for TPT Global Tech. Through VuMe's capability to broadcast live events globally, the partnership creates revenue potential from advertising and merchandising sales on the platform. The integration of MASL content is expected to attract a large, engaged audience, providing an attractive proposition for advertisers, and creating a new channel for merchandising opportunities. This increase in platform engagement and monetization opportunities is anticipated to drive revenue growth, directly contributing to enhanced value for TPT Global Tech shareholders.

VuMe's state-of-the-art features are designed to maximize viewer engagement and interaction. High-definition streaming brings every moment of the game to life, while interactive tools like live chats and polls immerse fans in a community-centric viewing experience. Social sharing capabilities further extend the reach of MASL games, inviting fans worldwide to join in the excitement and fostering a global community of indoor soccer enthusiasts.

"This partnership with the MASL not only showcases VuMe's innovative broadcasting capabilities but also aligns with our strategic goal to increase shareholder value through enhanced platform engagements and new revenue streams," said Stephen Thomas, CEO of TPT Global Tech. "By bringing over 150 MASL games to a global audience, we are tapping into the vast potential for advertising and merchandising on the VuMe platform, setting the stage for exciting new revenue growth."

1

This deal marks a significant milestone in the evolution of sports broadcasting and viewer engagement, promising to bring the excitement of MASL indoor soccer to fans around the world while driving growth and enhancing shareholder value for TPT Global Tech.

This partnership between TPT Global Tech and the MASL represents a forward-thinking approach to sports broadcasting, leveraging cutting-edge technology to bring the world of indoor soccer to a global stage. Both organizations are enthusiastic about the potential of this collaboration to elevate the sport and provide fans with an immersive and engaging way to follow and interact live with their favorite teams and players.

About TPT Global Tech, Inc.

TPT Global Tech, Inc. is a technology holding company based in San Diego, California. It was formed as the successor of two U.S. corporations, Ally Pharma US and TPT Global, Inc. The Company operates in various sectors including media, telecommunications, Smart City Real Estate Development, and the launch of the first super App, VuMe Live technology platform.

As a media content delivery hub, TPT Global Tech utilizes its own proprietary global digital media TV and telecommunications infrastructure platform. They offer software as a service (SaaS), technology platform as a service (PAAS), and cloud-based unified communication as a service (UCaaS) solutions to businesses worldwide. Their UCaaS services enable businesses of all sizes to access the latest voice, data, media, and collaboration features.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

For more information about TPT Global Tech and its subsidiaries, please visit www.tptgloabltech.com.

For media or Investment inquiries, please contact: Rick@tptglobaltech.com.

SOURCE: TPT Global Tech, Inc.

2